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                                                                   EXHIBIT 23.1

             INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE

The Board of Directors
Gemstar-TV Guide International, Inc.

  The audits referred to in our report dated March 6, 2001, included the related financial statement schedule as of December 31, 2000, and for the nine month period ended December 31, 2000 and years ended March 31, 2000 and 1999, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

  We consent to the incorporation by reference in the registration statements (Nos. 333-05304, 333-06886, 333-77391, 333-31074, 333-31170, 333-42720 and
333-96407) on Form S-8 of Gemstar-TV Guide International, Inc. of our report dated March 6, 2001, relating to the consolidated balance sheets of Gemstar-TV Guide International, Inc. as of December 31, 2000 and March 31, 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for the nine month period ended December 31, 2000 and years ended March 31, 2000 and 1999, and of our report dated April 2, 2001 relating to the financial statement schedule, which reports appear in the December 31, 2000 Annual Report on Form 10-K of Gemstar-TV Guide International, Inc.

/s/ KPMG LLP

Los Angeles, California
April 2, 2001